EXHIBIT (i)(1)
[Letterhead of McAfee & Taft A Professional Corporation]
August 20, 2009
TXF Funds, Inc.
One Leadership Square, Suite 200
211 North Robinson
Oklahoma City, OK 73102
Ladies and Gentlemen:
We have examined your Registration Statement on Form N-1A filed with the Securities and Exchange Commission, including Amendment One thereto, (the “Registration Statement”) relating to the issuance by TXF Funds, Inc., a Maryland Corporation (the “Company”) of shares of common stock (the “Shares”) of the Company. We have also examined your minute books and other corporate records and have made such other investigation as we have deemed necessary to render the opinion expressed herein.
In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.
Based on the foregoing and assuming that (i) all of the Shares will be issued and sold for consideration in accordance with statements in the Registration Statement and in accordance with the Certificate of Incorporation, as amended, and (ii) all consideration for the Shares will be received by the Company, it is our opinion that, when issued and sold by the Company, the Shares will be legally issued, fully paid and nonassessable.
We are members of the Bar of the State of Oklahoma and the foregoing opinion is limited to the laws of the State of Oklahoma, the federal laws of the United States of America and the Maryland General Corporation Law.
We hereby consent to (i) the reference of our firm as Legal Counsel in the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation